As filed with the Securities and Exchange Commission on January 3, 2018

Registration No. 333-214317

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Antero Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	80-0162034
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

(Address, including zip code, and telephone number,
 including area code, of Registrant’s principal executive offices)

Glen C. Warren, Jr.

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

(Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copy to:

Douglas E. McWilliams

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale to the public:
Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE –
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the registration statement filed on Form S-3 (Registration No. 333-214317) by Antero Resources Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 28, 2016 (as amended, the “Registration Statement”), registering 6,730,769 shares of common stock of the Company, par value $0.01 per share, for resale, from time to time, by the selling stockholder named in the Registration Statement. The Registration Statement became automatically effective upon filing with the SEC on October 28, 2016.

The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Antero Resources Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 3, 2018.

ANTERO RESOURCES CORPORATION

By:	/s/ Glen C. Warren, Jr.
Name:	Glen C. Warren, Jr.
Title:	President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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